                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             PPG INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

                             PPG INDUSTRIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                        [LOGO OF PPG INDUSTRIES, INC.]

       PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272

                                                                   March 4, 1994
DEAR SHAREHOLDER:


  You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 21, 1994, at 2:00 P.M. in The Westin William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania. We look forward to greeting personally those shareholders who will be able to be present.

  This booklet includes the notice of the meeting and the proxy statement, which contains information about the business of the meeting and about your Board of Directors and its committees. This year you are being asked to elect four Directors and to elect Auditors for 1994.

  It is important that your shares be represented at the Annual Meeting whether or not you are able to attend personally. You are, therefore, urged to complete, date and sign the accompanying proxy card and return it promptly in the return envelope provided.

                                             Sincerely yours,

                                             /s/ JERRY E. DEMPSEY
                                             ---------------------
                                             Jerry E. Dempsey
                                             Chairman of the Board

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 21, 1994

  Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 21, 1994, at 2:00 P.M., prevailing time, in THE WESTIN WILLIAM PENN HOTEL, WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

      1. The election of four Directors;

      2. The election of Auditors; and

      3. Such other matters as may properly come before the Meeting or any adjournment thereof.

  Only shareholders of record of the Company as of the close of business on February 22, 1994 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

  Admission to the Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by marking the box provided on the proxy and voting instruction card. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will enable you to gain admittance to the Meeting.

Edward J. Mazeski, Jr., Vice President and Secretary

                                                       Pittsburgh, Pennsylvania
                                                       March 4, 1994

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT
                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 21, 1994

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Voting Securities..........................................................   2
Election of Directors......................................................   4
  Committees of the Board..................................................   7
  Compensation of Directors................................................   9
  Other Transactions.......................................................  10
Compensation of Executive Officers.........................................  10
  Compensation Committee Report on Executive Compensation..................  10
  Summary Compensation Table...............................................  14
  Option Grants............................................................  16
  Option Exercises and Fiscal Year-End Values..............................  17
  Retirement Plans.........................................................  18
  Employment Agreements and Change In Control Arrangements.................  19
  Shareholder Return Performance Graph.....................................  20
Election of Auditors.......................................................  21
Miscellaneous..............................................................  21
  Vote Required............................................................  21
  Solicitation Costs.......................................................  21
  Shareholder Proposals....................................................  22
  Reporting of Securities Transactions.....................................  22
  Other Matters............................................................  22

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 21, 1994

  This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called "PPG" or the "Company") on or about March 4, 1994, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the "Board of Directors" or the "Board"). Such proxies, which may be given in the form of the accompanying proxy and voting instruction card, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the "Meeting") to be held on Thursday, April 21, 1994, at 2:00 P.M., prevailing time, in THE WESTIN WILLIAM PENN HOTEL, WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

                               VOTING SECURITIES

  As of the close of business on February 22, 1994, there were outstanding 106,307,957 shares of the Common Stock of the Company, par value $1.66 2/3 per share, the only class of voting securities of the Company outstanding. (The Common Stock of the Company is hereinafter called the "Common Stock"). Only shareholders of record as of the close of business on February 22, 1994, are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right to cumulate votes exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees. The proxies solicit discretionary authority to vote cumulatively.

  Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of the close of business on February 22, 1994 by certain persons, including (i) the nominees for Directors, one of whom is the Chief Executive Officer of the Company (hereinafter sometimes called the "CEO"), the continuing Directors, and the four most highly compensated Executive Officers of the Company other than the CEO, and (ii) such persons and all other Executive Officers, as a group.

                                                    Amount and Nature of
                                                 Beneficial Ownership (/1/)
                                            ------------------------------------
         Name of                                Shares of        Common Stock
     Beneficial Owner                       Common Stock (/2/) Equivalents (/3/)
     ----------------                       ------------------ -----------------
     Jerry E. Dempsey......................        5,144                --
     Lucie J. Fjeldstad....................          200               328
     Stanley C. Gault......................        5,000             2,560
     Allen J. Krowe........................        2,000             2,011
     Steven C. Mason.......................        1,000             1,160
     Harold A. McInnes.....................        1,200             2,035
     Robert Mehrabian......................          500               198
     Vincent A. Sarni......................      236,689                --
     David G. Vice.........................        1,000             1,083
     David R. Whitwam......................        1,000             1,101
     Robert D. Duncan......................      107,246                --
     John A. Horgan........................       68,175                --
     Raymond W. LeBoeuf....................      112,144            10,002
     Richard M. Rompala....................       34,151                --
     All of the above and all other
      Executive Officers as a Group(/4/)...      666,085            34,477

- ---------
(1) None of the identified beneficial owners, including all of the beneficial owners named above and all other Executive Officers as a Group, holds more than 1% of the shares of the Common Stock outstanding. Each of the identified beneficial owners has sole voting power and sole investment power as to all of the shares beneficially owned by him or her with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses or minor children and (ii) the Common Stock Equivalents which are described more fully below and which have no voting power.

(2) Of the shares shown, 192,826; 77,207; 62,000; 86,809; and 13,000 of the shares of Messrs. Sarni, Duncan, Horgan, LeBoeuf and Rompala, respectively, and 518,342 of the shares held by all of the beneficial owners named above and all other Executive Officers as a Group are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 22, 1994, upon the exercise of options granted under the Company's 1984 Stock Option Plan (the "Stock Option Plan").

(3) Directors who neither are nor were employees of the Company hold Common Stock Equivalents in their accounts in the Directors' Retirement Plan (which Plan is described under "Compensation of Directors" below). Certain Executive Officers hold Common Stock Equivalents in their accounts as a result of their deferral of awards made to them under the

    Company's Incentive Compensation and Deferred Income Plan for Key Employees and the 1984 Earnings Growth Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but they have no voting rights or other rights of a holder of the Common Stock.

(4) The Group consists of 16 persons: the seven Executive Officers of the Company as of February 22, 1994 and the nominees for Directors and the continuing Directors, who are not Executive Officers.

                             ELECTION OF DIRECTORS

  Four Directors are to be elected to serve a term of three years and until their successors have been elected and qualified.(/1/) It is intended that the shares represented by each proxy will be voted cumulatively, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors, are set forth below.
                                 -------------
                Nominees to Serve for a Term of Three Years (1)
                                 -------------

          Name and
    Principal Occupation                 Certain Other Information
    --------------------                 -------------------------
 Jerry E. Dempsey           Mr. Dempsey, 61, has been a Director of PPG since
  Chairman of the Board and August 1993. He joined PPG in August 1993 as
  Chief Executive Officer,  Chairman of the Board and Chief Executive Officer-
  PPG Industries, Inc.      Elect and in September 1993 he became Chairman of
                            the Board and Chief Executive Officer. From 1991
                            until he joined PPG, he was Senior Vice President
                            of WMX Technologies, Inc., a waste treatment and
                            disposal company, and Chairman of its publicly
                            traded, majority-owned subsidiary, Chemical Waste
                            Management, having served as President and Chief
                            Executive Officer of Chemical Waste Management
                            since 1985. He is also a director of WMX
                            Technologies, Inc. and Navistar International.

- --------
(1) Mr. Gault, in accordance with the retirement policy of the Company, would retire as a Director effective at the 1996 Annual Meeting of Shareholders of the Company.

          Name and
    Principal Occupation                 Certain Other Information
    --------------------                 -------------------------
 Stanley C. Gault           Mr. Gault, 68, has been a Director of PPG since
  Chairman of the Board and 1980. He has been Chairman of the Board and Chief
  Chief Executive Officer,  Executive Officer of The Goodyear Tire & Rubber
  The Goodyear Tire         Company, a manufacturer and distributor of tires,
  & Rubber Company          chemicals, polymers, plastic film and other rubber
                            products, since June 1991. He was Chairman of the
                            Board and Chief Executive Officer of Rubbermaid
                            Incorporated, a manufacturer and distributor of
                            plastic and rubber products, from 1980 to May 1991.
                            He is also a director of Avon Products, Inc.,
                            International Paper Company, Rubbermaid
                            Incorporated and The Timken Company. In addition,
                            he serves as a director of the New York Stock
                            Exchange, Inc.
 Steven C. Mason            Mr. Mason, 58, has been a Director of PPG since
  Chairman of the Board and December 1990. He has been Chairman of the Board
  Chief Executive Officer,  and Chief Executive Officer of Mead Corporation, a
  Mead Corporation          forest products and electronic publishing company,
                            since 1992, having served as Vice Chairman since
                            1991 and as President and Chief Operating Officer
                            from 1982 until 1991. He is also a director of
                            Duriron Company, Inc.
 David R. Whitwam           Mr. Whitwam, 52, has been a Director of PPG since
  Chairman of the Board and January 1991. He has been Chairman of the Board and
  Chief Executive Officer,  Chief Executive Officer of Whirlpool Corporation, a
  Whirlpool Corporation     manufacturer and distributor of household
                            appliances and related products, since 1987. He is
                            also a director of USX Corporation.

                                --------------
                   Continuing Directors--Term Expires in 1995
                                --------------

           Name and
     Principal Occupation                    Certain Other Information
     ---------------------                   -------------------------
 Lucie J. Fjeldstad            Mrs. Fjeldstad, 50, has been a Director of PPG since
  President,                   October 1991. She is President and owner of
  Fjeldstad International      Fjeldstad International, a consulting firm focused
                               on multimedia. She was Corporate Vice President and
                               General Manager, Multimedia, of International
                               Business Machines Corporation, a manufacturer and
                               distributor of information handling equipment, from
                               January 1992 until her retirement in 1993, having
                               served as President of the Multimedia and Education
                               Division since June 1990, as President, Public and
                               Academic Division since January 1990, and as Vice
                               President since 1988. She is also a director of Key
                               Corp, Entergy Corporation and Recognition
                               International Inc.
 Allen J. Krowe                Mr. Krowe, 61, has been a Director of PPG since
  Vice Chairman and            1987. He has been Vice Chairman and Chief Financial
  Chief Financial              Officer of Texaco Inc., an international petroleum
  Officer, Texaco Inc.         company, since March 1993, having served as Senior
                               Vice President and Chief Financial Officer since
                               1988. He is also a director of Texaco Inc. and
                               I.B.J. Schroder Bank and Trust Company and serves on
                               the Advisory Board of Infomart.
 Robert Mehrabian              Dr. Mehrabian, 52, has been a Director of PPG since
  President,                   September 1992. He has been President of Carnegie
  Carnegie Mellon              Mellon University, an educational institution, since
  University                   July 1990. He was Dean of the College of Engineering
                               at the University of California, Santa Barbara from
                               1983 to July 1990. He is also a director of DQE Inc.
                               and Mellon Bank Corporation.

                                --------------
                   Continuing Directors--Term Expires in 1996
                                --------------

           Name and
     Principal Occupation                  Certain Other Information
     ---------------------                 -------------------------
 Harold A. McInnes             Mr. McInnes, 66, has been a Director of PPG since
  Retired Chairman of the      1986. He was Chairman of the Board and Chief
  Board and Chief Executive    Executive Officer of AMP Incorporated, an electrical
  Officer, AMP Incorporated    products company, from January 1990 until his
                               retirement in January 1993, having served as Vice
                               Chairman of the Board from 1986 until 1990. He is
                               also a Director and Chairman of the Executive
                               Committee of the Board of Directors of AMP
                               Incorporated.
 Vincent A. Sarni              Mr. Sarni, 65, has been a Director of PPG since
  Retired Chairman of the      1984. He was Chairman of the Board and Chief
  Board and Chief Executive    Executive Officer of PPG from 1984 until his
  Officer, PPG Industries,     retirement in September 1993. He is also a director
  Inc.                         of Amtrol Inc., Hershey Foods Corp., The LTV
                               Corporation and PNC Financial Corp.
 David G. Vice                 Mr. Vice, 60, has been a Director of PPG since June
  Retired Vice-Chairman,       1988. He was Vice-Chairman, Products and Technology,
  Products and Technology,     of Northern Telecom Limited, a telecommunications
  Northern Telecom Limited     systems company, from February 1990 until his
                               retirement in 1992, having served as President from
                               July 1985 until 1990. He is also a director of Sun
                               Life Assurance Company of Canada.

COMMITTEES OF THE BOARD

  The Board of Directors has appointed several standing committees, including an Audit Committee, a Nominating Committee and an Officers-Directors Compensation Committee. During 1993, the Board held nine meetings, while the Audit Committee held three meetings, the Nominating Committee held five meetings and the Officers-Directors Compensation Committee held four meetings. The average attendance at meetings of the Board and Committees of the Board during 1993 was 84 percent, and each Director attended at least 75 percent of the total number of meetings of the Board and Committees of the Board on which such Director served except Mrs. Fjeldstad, Mr. Gault and Mr. Whitwam. Mrs. Fjeldstad attended seven of the nine Board of Directors meetings and two of the five meetings of the Audit Committee and Officers-Directors Compensation Committee held while she was a member of those Committees. Mr. Gault attended five of the nine Board of Directors meetings and six of the seven meetings of the Audit Committee and Officers-Directors Compensation Committee held while he was a member of those Committees. Mr. Whitwam attended seven of the nine Board of Directors meetings and five of the nine meetings of the Nominating Committee and Officers-Directors Compensation Committee held while he was a member of those Committees. Descriptions of the Audit, Nominating and Officers-Directors Compensation Committees are set forth below. None of the members of those Committees is an Officer or employee of the Company.
  Audit Committee--The functions of the Audit Committee are primarily to review with the independent public accountants and the Company's internal auditors their respective reports and recommendations concerning audit findings and the scopes and plans of their future audit programs and to meet with Officers of the Company and separately with the independent public accountants and with the internal auditors to review audits, annual financial statements, accounting and financial controls and compliance with appropriate codes of conduct. The Audit Committee also recommends to the Board of Directors the independent public accountants to be recommended for election annually by the shareholders. The members of the Audit Committee are Mrs. Lucie J. Fjeldstad and Messrs. Stanley
C. Gault, Allen J. Krowe, Robert Mehrabian and David G. Vice.
  Nominating Committee--The Nominating Committee recommends to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each annual meeting of shareholders, the person or persons to be elected by the Board to fill any vacancy or vacancies in its number and the persons to be elected by the Board to key offices and positions of the Company. The members of the Nominating Committee are Messrs. Allen J. Krowe, Steven C. Mason, Harold A. McInnes, Robert Mehrabian and David R. Whitwam. In addition, the Company's bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected; provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, the date on which a shareholder proposal would have to be submitted to the Company in order to be set forth in the Company's proxy statement, as provided in the applicable proxy rules of the Securities and Exchange Commission (with respect to the 1995 Annual Meeting, that date is November 4, 1994) and (ii) with respect to an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each such nomination by a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;
(c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a Director of the Company if so elected.
  Officers-Directors Compensation Committee--The Officers-Directors Compensation Committee (in the Compensation Committee Report below sometimes referred to as the "Committee") administers and interprets the Company's Incentive Compensation and Deferred Income Plan for Key Employees, Earnings Growth Plans and the Stock Option Plan and fixes the compensation and benefits of the Officers of the Company who are also Directors (currently only Mr. Dempsey) and of the members of the Company's Management Committee (consisting currently of Messrs. Dempsey, Duncan, Heinze, Horgan, LeBoeuf, Rompala and Zoghby, who are the Executive Officers of the Company). The members of the Officers-Directors Compensation Committee are Mrs. Lucie J. Fjeldstad and Messrs. Stanley C. Gault, Steven C. Mason, Harold A. McInnes, David G. Vice and David R. Whitwam.

COMPENSATION OF DIRECTORS
  Directors who are not also Officers receive an annual retainer of $20,000 and a fee of $900 for each Board or Committee meeting they attend. In addition, the members of the Audit Committee receive an annual retainer of $3,000 while the members of the Nominating and Officers-Directors Compensation Committees receive an annual retainer of $2,000. The Chairman of each Committee receives an additional $1,000 annually. Any Director who is also an Officer receives no compensation as a Director. Under the Company's Deferred Compensation Plan for Directors, a Director may defer the receipt of compensation. Payments deferred are held in the form of Common Stock Equivalents and earn dividend equivalents until paid in cash. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock.
  Under the Directors' Retirement Plan, each Director who neither is nor was an employee and who serves on the Board of Directors as of the day following each annual meeting of shareholders is credited with $10,000 worth of Common Stock Equivalents. No more than ten such annual credits may be made for the account of any Director. Directors who were less than ten years from the normal retirement age for Directors on the day following the 1988 Annual Meeting of Shareholders were credited with $10,000 worth of Common Stock Equivalents for each prior year of service as a Director, but the number of such years of prior service for which such credits were made, plus the number of annual credits expected to be made on a Director's behalf through the Director's normal retirement age, did not exceed ten. The Common Stock Equivalents held in each Director's account earn dividend equivalents. Upon termination of service, the Common Stock Equivalents held in a Director's account will be paid in cash in not more than ten annual installments to the Director, or the Director's spouse in the event of the Director's death.
  As part of its overall program to promote charitable giving, the Company has established a Directors' charitable award program funded by Company owned insurance policies on the lives of Directors. Each of the Company's Directors participates in the program. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations recommended by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

OTHER TRANSACTIONS
  The Company and its subsidiaries purchase products and services from and/or sell products and services to unaffiliated corporations of which certain of the Directors of the Company are executive officers or were executive officers during 1993. The Company does not consider the amounts involved in such transactions material by any reasonable standard. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 1993 of the purchaser and seller and all of such transactions were in the ordinary course of business and at competitive terms and prices. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
  The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee membership consists entirely of independent outside Directors and met four times in 1993 to establish Company performance goals, base salary pay levels, target awards and annual bonus payments and to establish long-term incentives for Officers of the Company.

Philosophy
  A basic philosophy of the Committee is to have a major portion of the CEO's and Executive Officers' total compensation variable and related to performance of the Company against established goals and their overall personal performance in directing the enterprise. Objectives of the compensation philosophy are to attract and retain the best possible executive talent, to motivate executives to achieve goals which support business strategies and to link executive and shareholder interests through plan design and equity based plans.

Annual Compensation Programs
  The levels of base salary and target annual bonuses for the CEO and Executive Officers are established annually under a program applicable to other professional associates. Total compensation is targeted at the arithmetic average (mean) of a group of comparison companies selected because of their traditional high Return on Equity (ROE) performance and for which compensation data are available. The Committee believes that the most direct competitors for executive talent are not the companies that are included in the Dow Jones Industrial Diversified Index. Thus, the high ROE companies used for compensation purposes are not the same as the companies included in the index used in the Comparison of Five-Year Cumulative Total Return graph on page 20.
  The executives' base salaries are maintained below the salary range midpoints which are set at the average of the salary range midpoints of the comparison group of ROE companies. Annual bonus awards are then targeted at a level which, when combined with base salaries, will approximate the average base salary and annual bonus paid by the group of comparison companies. Thus a competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in comparison companies.
  Annual bonus compensation will exceed the average of the comparison companies when Company, Operating Group and individual performance exceeds targets established by the Committee and will be below the average of the comparison group of companies when performance does not meet these targets. The performance targets established by the Committee for annual bonus awards are equally weighted between earnings and cash flow. Certain one time adjustments are not included in determining the earnings. Bonus awards calculated from these performance measures are increased or decreased based on personal performance ratings related to achievement of strategic objectives of the Company or Group. The personal performance rating for the CEO is determined by the Compensation Committee and the Other Named Executives are rated by the CEO.
  Final awards are subject to the discretion of the Committee as permitted in the plan approved by the shareholders. If minimum thresholds of earnings and cash flow are not achieved, no awards are granted by the Committee. The Committee has traditionally determined that 20% of the annual bonus award is paid in Common Stock of the Company to build ownership levels and to align executive interest more closely with the shareholders.

Long Term Incentive Program
  It is the Committee's policy to promote the growth and profitability of the Company by providing key employees an opportunity to invest in the stock of the Company, and thereby provide them with additional incentive to cause the Company to grow and profit, make their compensation competitive with opportunities available in industry and encourage them to continue in the employ of the Company.

  Long term incentives are currently provided under the 1984 Stock Option Plan which has been approved by shareholders and provides for the granting of stock options to key management employees. Option grants are established each year to be competitive with long term incentives of the comparison group of companies. The number of stock options granted to each executive is determined so that the potential value of the options when combined with the targeted annual compensation discussed above will approximate total annual and long term compensation paid to executives in the comparison companies. The number of stock options granted is not determined by past performance, but the options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price. The number of stock options granted was not dependent on the number granted in the past or the number presently held.
  Also during 1993, as shown in the Option Grant Table and related footnotes on pages 16 and 17, some Executive Officers exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Option Plan approved by shareholders in 1992. The Restored Option provisions encourage Optionees to exercise Options earlier during the Option Term, and require a stock holding period of five years or until retirement if earlier, thereby building their stock ownership to better align their interests with the interests of shareholders.

CEO Compensation
  The Company had a change in CEO during the year due to the normal retirement of Mr. Sarni on September 1, 1993. Mr. Dempsey joined the Company as CEO-Elect during August, 1993 and became CEO on September 1, 1993.
  Mr. Dempsey was paid a salary of $250,000 for five months in 1993 based on the same competitive base salary program described above. His annual bonus award for 1993 service was based on earnings and cash flow targets. Company earnings and cash flow were weighted at 20% and the average of earnings and operating cash flows of the Groups was weighted at 80%. Performance was slightly below targets established by the Committee resulting in a bonus award slightly below the target award.
  In order to attract and retain Mr. Dempsey as CEO, he was granted 5,000 shares of Company stock, which may not be sold until August 1, 1996, and was granted a nonqualified option of 25,000 shares at the option price of $69.25, the Fair Market Price on his first day of employment.
  The Committee constructed the compensation package to be within the guidelines of PPG's pay practices and sufficient to attract Mr. Dempsey as CEO and to establish ownership in PPG Common Stock.
  Base pay for Mr. Sarni was increased 11.7% compared to base pay earnings for a similar period in the prior year after having no base salary change since January 1, 1988. This change still provided a salary below the average base salary of the comparison group of companies which is consistent with the Committee's philosophy of having a larger portion of the CEO's pay variable and at risk. Mr. Sarni's annual bonus for 1993 was based on earnings and cash flow targets. Company earnings and cash flow were weighted at 20% and the average of the earnings and operating cash flow of the Groups was weighted at 80%. Mr. Sarni's annual bonus, based on eight (8) months of service as CEO, was higher than for a comparable period in 1992. However, since 1993 performance was slightly below targets established by the Committee it resulted in a bonus award slightly below the target award.
  Consistent with past practices in administering the Stock Option Plan, Mr. Sarni was not awarded a stock option grant. Mr. Sarni elected to receive a Restored Option for 44,037 shares in 1993 under the Restored Option provisions of the Stock Option Plan.

Other Named Executives
  The accompanying compensation tables list four executives other than the CEO ("Other Named Executives"). The Other Named Executives' base salaries were increased over 1992 base salary earnings from 5.9% to 7.6% consistent with our base pay practice discussed above. Annual bonus awards for Group Executivies are weighted 20% against Company results and 80% against Group or profit center results in earnings and cash flow. Staff executives are weighted 20% against Company results and 80% against the average of Group results. Annual bonus awards were higher in 1993 over 1992 for three of the four Other Named Executives based on performance against their goals as established by the Committee. All annual bonus awards for the four Other Named Executives exceeded targets established by the Committee.
  The number of options granted to Other Named Executives is related to the level of responsibility determined by the optionee's job grade level which is established by an evaluation methodology developed by a well known consultant. The 1993 option grants represent a level of long term incentives which are competitive with the average provided by our comparison group of companies. More options were granted to the Other Named Executives in 1992 compared to 1991 and 1993 due largely to the use of options to replace long term incentives previously provided by the 1984 Earnings Growth Plan. Previously granted contingent Earnings Growth Plan awards were terminated in 1992 and options were granted to replace the incentives provided by the terminated contingent awards.
  It is anticipated in 1994 all compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code and therefore the Committee determined that a policy with respect to Qualifying Compensation paid to executive officers for deductibility is not yet necessary.
  Through the programs and actions of the Committee described above, a very significant portion of the Company's executive compensation is linked directly to Company performance and stock appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Corporate performance and returns to shareholders.
The Officers-Directors Compensation Committee:

Stanley C. Gault              Steven C. Mason                David G. Vice
Lucie J. Fjeldstad            Harold A. McInnes              David R. Whitwam

                                --------------
  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992 and 1991, of those persons who (i) served as the chief executive officer of the Company at any time during 1993 and (ii) the other four most highly compensated Executive Officers of the Company at December 31, 1993. In this Proxy Statement, the six persons named in the table below are referred to as the Named Executives.

                           SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation
                                                                 ----------------------------
                                   Annual Compensation             Awards        Payouts
                          -------------------------------------- ------------ ---------------
                                                      Other       Securities
                                                      Annual      Underlying                    All Other
        Name and                 Salary   Bonus      Compen-     Options/SARs      LTIP       Compensation
  Principal Position      Year    ($)    ($)(/1/) sation($)(/2/)   (#)(/3/)   Payouts($)(/4/) ($)(/2/)(/5/)
- ------------------------  ----- -------- -------- -------------- ------------ --------------- -------------
J. E. Dempsey             1993  $250,000 $312,000     $  730        25,000              0       $348,969
Chairman and CEO
 (Effective 9/1/93)(/6/)
V. A. Sarni               1993   492,277  586,000      3,085        44,032              0         28,005
Chairman and CEO          1992   575,000  785,000      5,268       183,062              0         19,851
 (Retired 9/1/93)         1991   575,000  470,000                   25,500        414,933
R. M. Rompala             1993   319,600  376,000          0        24,000              0          8,793
Group Vice President,     1992   297,083  385,500      1,127        52,000              0          8,126
 Coatings & Resins        1991   262,500  155,000                    9,600        186,069
R. D. Duncan              1993   319,600  376,000          0        45,479              0          8,336
Group Vice President,     1992   300,000  200,000      1,127        68,579              0          7,764
 Glass                    1991   297,500  100,000                    9,600        186,069
R. W. LeBoeuf             1993   273,958  275,000          0        42,296              0         16,617
Vice President,           1992   255,000  225,000      1,272        56,804              0         14,280
 Finance                  1991   237,500  110,000                    9,000        146,994
J. J. Horgan              1993   254,117  275,000          0        19,000              0          8,564
Vice President,           1992   240,000  160,000        891        43,000              0          7,595
 Fiber Glass              1991   237,500  110,000                    9,000        146,994

- ---------
(1) Cash and market value of Common Stock awarded.
(2) Disclosure is not required for the years prior to fiscal year 1992.

(3) As more fully described in the Compensation Committee Report on Executive Compensation above, the greater number of options granted in 1992 compared to 1991 and 1993 is in large part due to the decision of the Officers-Directors Compensation Committee to use Options granted under the Company's Stock Option Plan to replace the long-term incentives previously provided by the Company's 1984 Earnings Growth Plan and the termination in 1992 of previously granted contingent Earnings Growth Plan awards. No awards were made in 1992 or 1993 under the Earnings Growth Plan. As more fully described in the Option Grant Table below, some of the Options granted to certain Named Executives in 1992 and 1993 were granted under the Restored Option provisions of the Stock Option Plan that were approved by shareholders in 1992.
(4) Cash and market value of Common Stock awarded under the Company's 1984 Earnings Growth Plan. No awards were made in 1992 or 1993 under the Earnings Growth Plan. See footnote 3 above.
(5) The following are included in the 1993 amounts shown under All Other
    Compensation: Company contributions under the Company's Employee Savings Plan were $2,594, $4,689, $7,499, $7,499, $7,499, and $7,926 for Messrs.
    Dempsey, Sarni, Rompala, Duncan, LeBoeuf, and Horgan, respectively. Under the Company's Benefit Account Plan, $125, $200, $300, $300, $300, and $300 was credited to Messrs. Dempsey, Sarni, Rompala, Duncan, LeBoeuf, and Horgan, respectively. The value of premiums paid with respect to term life insurance for the benefit of Messrs. Sarni, Rompala, Duncan, LeBoeuf, and Horgan, respectively, was $3,059, $320, $537, $276, and $338. The amounts shown for Messrs. Sarni, Rompala, and LeBoeuf include $10,690, $674, and $8,542, respectively, which are the portions of interest each earned on certain deferred compensation above 120% of the applicable federal rate. The amount shown for Mr. Dempsey also includes $346,250, which was the August 2, 1993, market value of 5,000 shares of PPG Common Stock which were granted to Mr. Dempsey upon joining PPG. The amount shown for Mr. Sarni includes $9,367 of Director's Fees which were paid after Mr. Sarni retired as an officer of PPG.
(6) Mr. Dempsey was employed as Chairman and CEO-Elect effective 8/1/93 and became Chairman and CEO on 9/1/93.

OPTION GRANTS

  Shown below is further information on grants of Options under the Company's Stock Option Plan during fiscal year 1993 to the Named Executives. All of the Options granted in 1993 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted in 1993 and none are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            Potential Realizable Value at Assumed
                                                                                 Annual Rates of Stock Price
                            Individual Grants                                 Appreciation for Option Term(/2/)
- -------------------------------------------------------------------------- ---------------------------------------
                                        Percent of
                          Number of       Total
                         Securities    Options/SARs
                         Underlying     Granted to  Exercise or
                        Options/SARs   Employees in Base Price  Expiration
Name                   Granted(#)(/1/) Fiscal 1993   ($/Share)     Date    0%($)(/3/)     5%($)         10%($)
- ----                   --------------- ------------ ----------- ---------- ---------- ------------- --------------
J. E. Dempsey              25,000          2.7         69.25    8/01/2003       0         1,088,750      2,759,250
V. A. Sarni                44,032          4.8         70.00    8/31/1998       0           851,579      1,881,928
R. M. Rompala              24,000          2.6         66.00    2/16/2003       0           996,240      2,524,560
R. D. Duncan               24,000          2.6         66.00    2/16/2003       0           996,240      2,524,560
                           13,413          1.5         75.50    2/18/2002       0           558,383      1,375,235
                            8,066          0.9         75.50    2/19/2001       0           290,779        696,418
R. W. LeBoeuf              21,000          2.3         66.00    2/16/2003       0           871,710      2,208,990
                           13,501          1.5         71.25    2/18/2002       0           530,319      1,306,222
                            7,795          0.9         71.25    2/19/2001       0           265,186        635,137
J. J. Horgan               19,000          2.1         66.00    2/16/2003       0           788,690      1,998,610
- ---------------
All Shareholders(/4/)                                                           0     4,433,268,000 11,234,292,000
Named Executives'
 Gain as %
 of All Share-
 holders' Gain                                                                  0%            0.163%         0.159%

- ---------
(1) All Options were granted at Fair Market Value (the closing price for the Company's Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. Four of the Option grants shown were granted on February 17, 1993 at an Exercise Price of $66.00 and became exercisable one year after the date of grant. Mr. Dempsey's grant was made on August 2, 1993 and will become exercisable one year after the date of grant. The other Options shown on the table were granted to certain of the Named Executives under the Restored Option provisions of the Stock Option Plan that were approved by the shareholders in 1992. Under the Restored Option provisions, which apply to all Nonqualified Options outstanding on December 1, 1992 or granted thereafter, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a "Restored Option") covering a number of shares equal to the number of shares surrendered (or certified as to ownership) and surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the Original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the Date of Grant of the Restored Option and become exercisable six months after the Date of Grant.

(2) The dollar amounts under these columns are the results of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. PPG did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) No gain to the optionees is possible without an increase in the stock price. A zero percent gain in the stock price will result in zero gain for the optionee.

(4) Based on 106.8 million outstanding shares, these amounts are the total increase in shareholder value using the 0%, 5% and 10% assumed annual appreciation rates and the price and terms of the February 17, 1993, grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to exercises during 1993 of Options granted under the Company's Stock Option Plan to purchase the Company's Common Stock and information with respect to unexercised Options granted in 1993 and prior years under the Stock Option Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           FY-END OPTION/SAR VALUES

                                         Number of Securities
                                        Underlying Unexercised       Value of Unexercised
                                            Options/SARs at        In-the-Money Options/SARs
                                         December 31, 1993(#)    at December 31, 1993($)(/1/)
                 Shares                ------------------------- --------------------------------
               Acquired on    Value
Name            Exercise   Realized($) Exercisable Unexercisable  Exercisable      Unexercisable
- ----           ----------- ----------- ----------- ------------- ---------------  ---------------
J. E. Dempsey         0            0           0      25,000                    0          165,625
V. A. Sarni      50,244      673,620     158,318      44,032            2,483,894          258,688
R. M. Rompala         0            0      81,000      24,000            1,781,475          237,000
R. D. Duncan     24,972      459,081      53,207      45,479              834,492          245,055
R. W. LeBoeuf    24,000      338,250      41,809      42,296              652,112          305,869
J. J. Horgan      9,000      105,750      43,000      19,000              736,375          187,625

- ------
(1) Based on the Closing Price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 31, 1993, which was $75.875 per share.

RETIREMENT PLANS

  The Company's qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of December 31, 1993, at age 65) are estimated in the following table.

                                 PENSION TABLE

 Highest Five-Year                   Credited Years-of-Service
   Average Annual       --------------------------------------------------------------
Covered Compensation       15           20           25           30           35
- --------------------       --           --           --           --           --
      $125,000          $ 25,867     $ 34,490     $ 43,112     $ 51,735     $ 60,357
       150,000            31,867       42,490       53,112       63,735       74,357
       175,000            37,867       50,490       63,112       75,735       88,357
       200,000            43,867       58,490       73,112       87,735      102,357
       225,000            49,867       66,490       83,112       99,735      116,357
       250,000            55,867       74,490       93,112      111,735      130,357
       300,000            67,867       90,490      113,112      135,735      158,357
       400,000            91,867      122,490      153,112      183,735      214,357
       450,000           103,867      138,490      173,112      207,735      242,357
       500,000           115,867      154,490      193,112      231,735      270,357
       600,000           139,867      186,490      233,112      279,735      326,357
       725,000           169,867      226,490      283,112      339,735      396,357

  The compensation covered by the Company's qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service ("IRS") regulations. The compensation covered by the Company's nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company's Incentive Compensation Plan or Management Award Plan, is the compensation paid under the latter two plans, which for the Named Executives in the Summary Compensation Table on page 14 is shown in the "Bonus" column under "Annual Compensation". Additional benefits may be paid to certain participants under the Company's nonqualified retirement plan equal to any benefit which cannot be paid under the Company's qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company's qualified retirement plan for salaried employees is a function of a participant's highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company's nonqualified retirement plan is a function of the participant's five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years of service. With appropriate approval, persons eligible to participate in the Company's 1984 Earnings Growth Plan may elect, prior to retirement, to receive a lump sum distribution in lieu of monthly payments under the nonqualified retirement plan. Persons eligible to participate in the Company's 1984 Earnings Growth Plan who were scheduled to retire or had announced plans to retire in 1993 were, with the approval of the Officers-Directors Compensation Committee, paid an actuarially determined lump sum distribution in 1992 in lieu of any future monthly or lump sum payments under the nonqualified retirement plan. As a result, Mr. Sarni received a payment of $4,819,043 and he will not be entitled to receive any future benefit under the nonqualified retirement plan. Therefore, for purposes of the above table, the amount of Mr. Sarni's highest five-year average annual covered compensation through 1993 is $215,423. The highest five-year average annual covered compensation under both plans through 1993 for Messrs. Dempsey, Duncan, Rompala, LeBoeuf and Horgan is $600,000, $495,620, $514,277, $397,798, and $369,517, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight life annuity notwithstanding the availability of a joint and survivor annuity or lump sum benefit and are not subject to reduction for social security benefits. For purposes of the plans, Mr. Sarni, who retired in 1993, has twenty-five credited years-of-service, Mr. Dempsey five-twelfths of a year, Mr. Duncan thirty-two years, Mr. Rompala nine years, Mr. LeBoeuf thirteen years and Mr. Horgan eighteen years.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has entered into employment agreements with certain key executives, including the Named Executives, which agreements provide for the continued employment of such executives for a period of two years following a change in control of the Company. The employment agreements contemplate that during such two-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The employment agreements contemplate, further, that in the event the executive's employment is terminated during such two-year period, (a) by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated, or (b) by the Company other than for cause, the executive would be entitled to receive, subject to certain limitations (including that he seek other employment), basically the salary and the awards under the Incentive Compensation Plan that he would have received through the remainder of the two-year period had his employment with the Company not terminated, reduced by any similar payments received from any other employment.

  In connection with the employment by the Company on August 1, 1993 of Mr. Jerry E. Dempsey, Chairman of the Board and Chief Executive Officer, the Company agreed that if, during his first two years of employment, his employment is terminated by the Board of Directors, except for cause, his base salary and minimum bonus under the Incentive Compensation Plan would be continued on a monthly basis for one year following separation and the limitation on the 5,000 shares of Common Stock granted to him upon his employment which prohibits the sale or transfer of such shares until August 1, 1996, would be removed. Mr. Dempsey's minimum award under the Incentive Compensation Plan for 1994 and 1995 is $400,000 each year.

SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index ("S&P 500 Index") and the Dow Jones Industrial Diversified Index for the five year period beginning December 31, 1988 and ending December 31, 1993. The S&P 500 Index and the Dow Jones Industrial Diversified Index data presented in the graph are based on the companies that comprised those indexes at the time the graph was prepared on February 10, 1994. The information presented in the graph assumes that the investment in the Company's Common Stock and each Index was $100 on December 31, 1988 and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN PPG INDUSTRIES, INC., S & P 500
                INDEX AND DOW JONES INDUSTRIAL DIVERSIFIED INDEX



                             [GRAPH APPEARS HERE]



Measurement period            PPG           S&P 500      DJID
(Fiscal year Covered)   Industries, Inc.     Index       Index
- ---------------------   ----------------    -------      -----
Measurement PT -
12/31/88                     $100            $100         $100
FYE 12/31/89                 $102            $132         $126
FYE 12/31/90                 $125            $128         $117
FYE 12/31/91                 $139            $166         $145
FYE 12/31/92                 $187            $179         $168
FYE 12/31/93                 $221            $197         $194

                              ELECTION OF AUDITORS

  It is proposed that action be taken at the Meeting with respect to the election of Deloitte & Touche, Certified Public Accountants, as Auditors for the Company for the year 1994. Deloitte & Touche have been regularly engaged by the Company for many years for the examination of accounts and other purposes. Representatives of Deloitte & Touche are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders. Upon the recommendation of the Audit Committee, the Board recommends that the shareholders elect Deloitte & Touche as Auditors for the Company for the year 1994.

                                 MISCELLANEOUS

VOTE REQUIRED

  The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. Votes withheld and abstentions will be counted, but broker non-votes will not be counted, in determining the presence of a quorum.

  In the election of Directors, the four nominees who receive the greatest number of votes cast at the Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, a quorum being present, will be elected as Directors for a term of three years. (See footnote (1) on page 4.) Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company's bylaws, votes may only be cast for or withheld from the Company's nominees. Votes withheld and broker non-votes will not be cast for a nominee.

  Under Pennsylvania law, approval of the proposal to elect Deloitte & Touche as Auditors for the Company for the year 1994 requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes are not votes cast. Therefore, with respect to this proposal, abstentions and broker non-votes will not have the effect of a vote for or against the proposal and will not be counted in determining the number of affirmative votes required for approval.

SOLICITATION COSTS

  The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D.F. King & Co., Inc., for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations personally or by telephone or telegraph.

SHAREHOLDER PROPOSALS
  Proposals which shareholders intend to present for consideration at the 1995 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than November 4, 1994, in order to be eligible for inclusion in the Proxy Statement and Proxy Card relating to such Annual Meeting.

REPORTING OF SECURITIES TRANSACTIONS

  The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of such Directors and Executive Officers made all required filings timely except that Guy A. Zoghby inadvertently filed a report thirty-four days late with respect to two sales of a total of 2,200 shares of PPG stock in connection with cashless stock option exercises for such shares. The transactions should have been reported on a Form 4 filed in January 1994 but were instead reported on his Form 5 for 1993 which was timely filed in February 1994. Due to that inadvertence, four other stock option exercises reported on his Form 5, which would otherwise have been timely reported, should have been included in such January filing.

OTHER MATTERS

  So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

                                                      Pittsburgh, Pennsylvania
                                                      March 4, 1994

                             PPG INDUSTRIES, INC.
                 ONE PPG PLACE, PITTSBURGH, PENNSYLVANIA 15272
                                  PROXY CARD

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 1994.

  The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 4, 1994, hereby appoints J. E. DEMPSEY, E. J. MAZESKI, JR. and G. A. ZOGHBY, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc. (the "Company" or "PPG") that the undersigned would be entitled to vote if personally present at the 1994 Annual Meeting of Shareholders of the Company, or any adjournment thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS (THOSE NOMINEES ARE JERRY E. DEMPSEY, STANLEY C. GAULT, STEVEN C. MASON AND DAVID R. WITWAM) AND FOR THE ELECTION OF DELOITTE & TOUCHE AS AUDITORS FOR 1994. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively, in the discretion of the proxies, for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    PLEASE SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT
                   PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

                                Please mark your votes with an "X".
                                  PPG'S DIRECTORS RECOMMEND A VOTE
                                      "FOR" BOTH ITEMS 1 AND 2
                               -----------------------------------------------
                                                               FOR WITHHELD
                               1. ELECTION OF FOUR DIRECTORS:  [_]   [_]
                                  (See Reverse)
                                  FOR, EXCEPT VOTE WITHHELD FROM THE
                                  FOLLOWING NOMINEES:
                               -----------------------------------------------
                                                         FOR  AGAINST  ABSTAIN
                               2. ELECTION OF DELOITTE   [_]    [_]      [_]
                                  & TOUCHE AS AUDITORS
                                  FOR 1994.
                               -----------------------------------------------

           ----------------------------------------         ------------, 1994
                        SIGNATURE(S)                            DATED
           PLEASE SIGN AS NAME(S) APPEAR HEREON
           AND RETURN PROMPTLY. GIVE FULL TITLE IF
           SIGNING FOR A CORPORATION OR PARTNERSHIP
           OR AS ATTORNEY, AGENT OR IN ANOTHER
           REPRESENTATIVE CAPACITY.

                                                               [X] Please mark
                                                                    your votes
                                                                     like this

          ---------  ------------------  --------------  -------------------
           Common     Div. Reinv. Plan    Savings Plan    Can. Savings Plan

[LOGO OF PPG INDUSTRIES, INC.]
PPG INDUSTRIES, INC.                          PROXY AND VOTING INSTRUCTION CARD
ONE PPG PLACE
PITTSBURGH, PA 15272

          PPG'S DIRECTORS RECOMMEND A VOTE "FOR" BOTH ITEMS 1 AND 2.

1. ELECTION OF       FOR   WITHHELD     2. ELECTION OF   FOR  AGAINST ABSTAIN
   FOUR DIRECTORS.   [_]     [_]           DELOITTE &    [_]    [_]     [_]
    (See Reverse)                          TOUCHE AS
                                           AUDITORS FOR
FOR, EXCEPT VOTE WITHHELD FROM THE         1994.
FOLLOWING NOMINEE(S):
____________________________________

                                           To obtain an Admission Card   [_]
                                           to the Annual Meeting, place
                                           an "X" in the box to the right.

                                           ----------------------------------
                                           ----------------------------------
                                           ----------------------------------
                                           ----------------------------------

Signature(s) _____________________________________________ Date _____________
NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

                             FOLD AND DETACH HERE


                        [LOGO OF PPG INDUSTRIES, INC.]
                             PPG INDUSTRIES, INC.
                                 ONE PPG PLACE
                             PITTSBURGH, PA 15272

                ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 1994

The Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 21, 1994 at the Westin William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania, at 2:00 p.m.

The top (blue shaded) portion of this form is your PROXY AND VOTING INSTRUCTION CARD. Please COMPLETE, SIGN and DATE the CARD and then DETACH and RETURN the completed CARD promptly in the enclosed reply envelope. You should do so even if you plan to attend the Annual Meeting. If you do attend, you may override your proxy and vote in person if you wish.

If you plan to attend the Annual Meeting, please mark an "X" in the box provided on the CARD. An admission card will be mailed to you at the address printed on the card. If your shares are held in joint names, you will each receive an admission card. If you intend to bring a guest, please print their name on the lines below the admission card request box. If your admission card should be sent to an address other than the address imprinted on the card, please print that address on the lines below the admission card request box.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD, DETACH IT AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.
           FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 21, 1994

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 4, 1994, hereby appoints J.E. DEMPSEY, E.J. MAZESKI, JR. and G.A. ZOGHBY, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the "Company") that the undersigned would be entitled to vote if personally present at the 1994 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS GIVEN, HOWEVER, THE SHARES REPRESENTED BY
THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR PROPOSED BY THE BOARD OF DIRECTORS (THOSE NOMINEES ARE JERRY E. DEMPSEY, STANLEY
C. GAULT, STEVEN C. MASON AND DAVID R. WHITWAM) AND FOR THE ELECTION OF DELOITTE & TOUCHE AS AUDITORS FOR 1994. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively, in the discretion of the proxies, for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the PPG Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; and in the PPG Canada Inc. Employee Savings Plan. With respect to shares held in the PPG Industries Employee Savings Plan (the "Plan"), this card constitutes a direction to the Trustee for the Plan to vote the shares of Common Stock of the Company allocated to the undersigned's account in the Plan as indicated on the reverse side hereof.

   PLEASE COMPLETE, SIGN AND DATE THIS CARD ON THE REVERSE SIDE AND RETURN
                 IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

                             FOLD AND DETACH HERE